PDL BioPharma, Inc.
2Q2010
June 15, 2010

The following document was compiled from public press releases, SEC filings, medical meeting abstracts and recent articles for your convenience.  This document, together with the press release issued today, provides information regarding PDL’s royalty income for the second quarter of 2010.

Sales of Lucentis® (ranibizumab)
PDL receives royalty revenue one quarter trailing revenue reported by its licensees.
•	Reported 1Q10 US Sales (Roche/Genentech): 327 million Swiss francs[1]
o	Growth of 27% over 1Q09 due to an increased number of patients using Lucentis to treat age-related macular degeneration (AMD).
o	In March 2010, FDA confirmed Genentech’s sBLA for Lucentis in the treatment of macular edema following retinal vein occlusion was designated for priority review, with June 22, 2010 as the action date.
•	Reported 1Q10 Int’l Sales (Novartis): $364 million[2]
o	Growth of 59% over 1Q09; strong growth, particularly in France, the United Kingdom, Australia and Japan, where it was launched in early 2009.
o	Regulatory submission for “wet” AMD accepted in China in April 2010; regulatory submission filed in Europe for the treatment of visual impairment due to diabetic macular edema in December 2009.

Ex-US Manufacturing Trends: Lucentis and Avastin®
•
All Genentech products manufactured and sold outside the United States result in royalties to PDL of 3%, regardless of sales levels as compared with the tiered royalty rate paid for Genentech products made or sold in the United States.

•
In March 2007, Genentech announced a land-lease agreement in Singapore for the construction and development of a 1,000-liter bacterial manufacturing facility which will be dedicated to the bulk drug production of Lucentis. In August 2009, Genentech exercised its option to purchase Lonza’s mammalian cell biologic manufacturing facility in Singapore. The facility was merged with Genentech's existing bacterial production facility to form one site, and in November 2009 the campus was opened under the name Roche Singapore Technical Operations as part of the integration between Roche's and Genentech's combined technical operations.[3] The plant is expected to be operational by 2010.[4]

•
In November 2006, Genentech and Lonza entered into a supply agreement for the manufacture of Avastin at Lonza's 80,000-liter facility currently under construction in Singapore, with FDA licensure expected in 2010.[5]

•	Beginning in the Q409, Roche began selling Avastin that was made outside of the United States with the percentage increasing from 5% of total Avastin sales in the Q409 to 27% in the Q110.

Trastuzumab-DM1 (T-DM1)
Genentech is developing trastuzumab-DM1 (T-DM1), a novel, antibody-drug conjugate in development for HER2-positive advanced breast cancer, in collaboration with Roche and Immunogen, Inc.
•	According to analyst estimates, T-DM1 could reach peak sales of 2 to 5 billion Swiss francs and T-DM1 could win regulatory approval as early as 2011.[6]
•	Genentech plans to submit a US marketing application in 2010 for T–DM1 (RG3502) for patients with advanced metastatic HER2-positive breast cancer.[i]
•
At the Annual Meeting of the American Society of Clinical Oncology in June 2010, data was reported from a Phase 1b/2 trial using T-DM1, in combination with pertuzumab, a HER dimerization inhibitor, in previously treated women with advanced HER2-positive breast cancer. Preliminary efficacy data included an objective response rate of 35.7% (10/28) patients; stable disease was reported for 46.4% (13/28) patients, including two patients with unconfirmed responses.[7],[8]

•	Selected ongoing clinical studies
o	Genentech and Roche initiated a Phase 3 study evaluating T-DM1 in women with advanced HER2-positive breast cancer whose disease has progressed after receiving initial treatment.
o	Phase 2 and Phase 3 clinical trials in patients with locally advanced or metastatic HER2-positive breast cancer who have progressed on a chemotherapy regimen containing Herceptin®.

Foreign Currency Hedging Contracts
•
In January 2010, PDL BioPharma entered into a series of Eurodollar foreign currency exchange forward contracts and Eurodollar foreign currency exchange option contracts covering eight quarters in which PDL’s licensees’ Eurodollar sales occur for the two years ended December 2011.

•	Gains or losses on cash flow hedges are recognized as revenue in the same period that the hedged transactions (royalty revenue) impacts earnings.

As of March 31, 2010, the fair value of PDL’s foreign currency hedging contracts totaled $9.8 million of which $4.1 million was included in other current assets and $5.7 million was included other non-current assets. As of March, 31, 2010, the unrealized gain on the effective component of PDL’s foreign currency contracts included in other comprehensive income, net of estimated taxes, was $6.4 million. There was no ineffective component of PDL’s foreign currency hedge contracts during the three months ended March 31, 2010.

Forward-looking Statements

This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

    --  The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;

    --  The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

    --  The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

    --  Changes in any of the other assumptions on which PDL's projected royalty revenues are based;

    --  The outcome of pending litigation or disputes;

    --  The change in foreign currency exchange rate; and

    --  The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this document are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

1 Roche (April 15, 2010). “Excellent Growth in First Quarter of 2010”. Press release.
2 Novartis (April 20, 2010). “Novartis Healthcare Portfolio Generates Strong Growth in First Quarter of 2010, Progress on Delivering Innovation, Growth and Productivity”. Press release. http://www.novartis.com/downloads/investors/sales-results/Q1-2010-media-release_EN.pdf
3 Genentech Website. http://www.gene.com/gene/news/kits/corporate/manufacturing.html
4 Ernst & Young (2010). “Manufacturing a biopharmaceutical hub.” Beyond Borders. p. 43.
5 Genentech Website. http://www.gene.com/gene/news/kits/corporate/corporate.html
6 Dow Jones News Service. “Roche Flags Cancer Pipeline, Sees 5 Drugs Ready by 2013.” June 4, 2010.
7 American Society of Clinical Oncology Meeting Abstract #1012.
8 Immunogen, Inc. (June 5, 2010). “Immunogen Announces Promising Data for Trastuzumab-DM1 at ASCO Annual Meeting”. Press release.